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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE
   June 14, 2000

  IVI CHECKMATE AND NATIONAL TRANSACTION NETWORK ANNOUNCE COMPLETION OF MERGER

    -- National Transaction Network is now a wholly-owned subsidiary of IVI
                                  Checkmate --

[Atlanta, Georgia/Toronto, Canada/Westborough, Massachusetts] - IVI Checkmate Corp. (NASDAQ: CMIV); (TSE: IVC/IVI) and National Transaction Network, Inc. (OTCBB: NTRN) today announced that IVI Checkmate Inc., a wholly-owned subsidiary of IVI Checkmate Corp., has successfully completed its acquisition of National Transaction Network, Inc. On June 13, 2000, in a special meeting, the stockholders of National Transaction Network approved the proposed merger agreement and merger, which resulted in IVI Checkmate Inc. acquiring all of the remaining shares of National Transaction Network common stock that it did not previously own. Before the merger, IVI Checkmate Inc. owned approximately 82% of National Transaction Network's common stock.

IVI Checkmate Corp. will now begin the process of exchanging NTN common stock for common stock of IVI Checkmate Corp. Each share of National Transaction Network common stock will be exchanged for 0.0956 share (an equivalent of $0.30 worth) of IVI Checkmate Corp. First Union National Bank, IVI Checkmate's transfer agent, will forward to National Transaction Network stockholders detailed instructions on how to surrender their stock certificates in order to receive the merger consideration. National Transaction Network stockholders should not submit their stock certificates to the transfer agent until they have received these materials.

IVI Checkmate is the third largest electronic transaction solutions provider in North America. The Company designs, develops and markets innovative payment and value-added solutions that optimize transaction management at the point-of-service in the retail, financial, hospitality, healthcare and transportation industries. IVI Checkmate's software, hardware and professional services minimize transaction costs, reduce operational complexity and improve profitability for its customers in the U.S., Canada and Latin America. For more information on IVI Checkmate, please visit its web site at www.ivicheckmate.com.

National Transaction Network, Inc., a subsidiary of IVI Checkmate, designs, develops, integrates, markets and maintains electronic payment systems for use in retail applications. National Transaction Network software performs many of the tasks involved in electronic payment transactions, including the collection of payment-related data at the point of sale, secure transmission of data, authorization and collection of the completed transaction and final reporting of the transaction.

National Transaction Network and IVI Checkmate offer a single-source, end-to-end electronic payment solution to retailers at both store and corporate level.

CONTACTS:  L. Barry Thomson          John J. Neubert
           President & CEO           CFO/Executive Vice President
           IVI Checkmate Corp.       IVI Checkmate Corp.
           (770) 594-6000            (770) 594-6000



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